Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

STANDARD PACIFIC CORP.,

A DELAWARE CORPORATION

Standard Pacific Corp., a corporation organized and existing under and by virtue of the laws of State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted resolutions effective as of October 24, 2007 setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a special meeting of stockholders of the Corporation at which said amendment be submitted to the stockholders of the Corporation for their consideration and approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, subject to approval by the Corporation’s stockholders, Section 1 of Article V of the Corporation’s Certificate of Incorporation be amended in its entirety as follows:

Section 1. Number of Authorized Shares. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares of all classes of stock that the Corporation shall have authority to issue is two hundred ten million (210,000,000) shares, consisting of two hundred million (200,000,000) shares of Common Stock, par value of $.01 per share, and ten million (10,000,000) shares of Preferred Stock, par value $.01 per share.

SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 12th day of December, 2007

Standard Pacific Corp.

By:	/s/ Clay A. Halvorsen
Name:	Clay A. Halvorsen
Title:	Secretary